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For Immediate Release

May 6, 2010

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Genzyme Announces $2 Billion Stock Repurchase

Company Will Explore Strategic Alternatives for Three Businesses

New Initiatives Part of Plan for Growth Through 2015

CAMBRIDGE, Mass. — Genzyme Corp. (NASDAQ: GENZ) today announced that its Board of Directors has voted to pursue several actions to increase shareholder value. The company will initiate a $2 billion stock buyback, under which $1 billion of stock will be repurchased in the near term and financed with debt.  The additional $1 billion of stock will be repurchased during the next 12 months.

The company also plans to pursue strategic alternatives for its Genetic testing, Diagnostic products and Pharmaceutical intermediates businesses.  Options could include divestiture, spin-out, or management buy-out.

These near-term initiatives are part of a five-point plan for shareholder value creation outlined by Chairman and CEO Henri Termeer today during the company’s Analyst Day meeting.  Under this plan, which covers the company’s growth outlook through 2015, Genzyme intends to:

•                  Focus on its core businesses, which provide products that address unmet medical needs, and establish operational excellence in manufacturing.  By pursuing strategic alternatives for three businesses, the company is optimizing its business mix with a measure that will be accretive to earnings and improve cash return on invested capital.

•                  Capitalize on near-term revenue growth drivers, including maximizing the potential of products that are early in their launch stages, as well as important therapies in development that are expected to be launched over the next three to five years.

•                  Balance revenue and earnings growth with cash flow return on investment, which will now be disclosed at the business segment level.  These metrics are now key components of short and long-term compensation plans for senior executives, to align company performance with shareholder interest.

•                  Improve its operating margins by reducing costs across the company.  Genzyme’s goal is to perform at a best-in-class level within its peer group.  The company is retaining independent advisors to assist with benchmarking against peer companies and identifying potential efficiencies and cost saving measures.

•                  Optimize its capital structure by implementing the $2 billion stock buy-back.

“Over the past year, we have made many changes to strengthen the company at both the operational and board levels, and the new steps we are announcing today build on this plan,” said Mr. Termeer.  “Genetics and Diagnostics are strong businesses that are both leaders in their fields.  However, as we evaluated our company to create a mix of businesses that will deliver sustainable growth and stronger returns on invested capital, it became clear that these businesses do not fit within this strategy.  Focusing on our core businesses will enable us to continue to build a portfolio of high value therapies for patients.”

Genzyme Genetics is a top provider of reproductive and oncology testing in the United States, with nine laboratories performing more than a million tests a year.  The business, which also has the largest nationwide network of board-certified genetic counselors, had revenue of $371 million in 2009.

Genzyme’s Diagnostics business offers a broad product portfolio, including enzymes, clinical chemistry reagents and rapid tests covering the areas of cardiovascular, diabetes, renal, and infectious diseases.  The business, which is a leading provider of HDL and LDL cholesterol kits, manufactures and markets products to diagnostic companies, clinical labs and physician offices on a worldwide basis for use by health care providers.  Diagnostics 2009 revenue was $167 million.

Genzyme Pharmaceuticals develops and manufactures chemically synthesized pharmaceutical materials and technologies for the global pharmaceutical industry and focuses on lipids, peptides, carbohydrates, oligonucleotides, custom small molecules and drug delivery technologies.  The business includes a cGMP manufacturing facility in Liestal, Switzerland.

Genzyme has identified some potential strategic partners for the three businesses, and has also received unsolicited inquiries.  To assist in this process, Genzyme has retained the services of Credit Suisse and Goldman Sachs & Co.  Genzyme does not plan to release additional information about the status of this strategic alternative evaluation until it enters definitive agreements or the process is otherwise completed.  The company expects transactions to be completed this year.

Strengthening the Foundation for Growth

Genzyme is renewing its organization by integrating new leaders into the company, placing established leaders in new roles, and creating positions to match the company’s growth.  These changes are bringing fresh perspective to the company and establishing the focus required to achieve the objectives outlined through 2015.

Genzyme this year created the position of chief operating officer and appointed Executive Vice President David Meeker to this role.  Dr. Meeker is charged with integrating all aspects of the company’s commercial organization to improve operational efficiency and drive cost savings.

Genzyme also recently made the following leadership changes:

•                  Geoff McDonough, who has demonstrated strong leadership of the company’s Personalized Genetic Health business during a challenging period, has been appointed to the newly created role of regional president of the company’s organization in Europe, Genzyme’s largest commercial market.

•                  John Butler, who led the growth of Genzyme’s Renal business in a highly competitive market, and also had responsibility for the Endocrinology and Cardiovascular businesses, will become president of Personalized Genetic Health.  This business now includes the company’s Cardiovascular products and programs.

•                  Rogerio Vivaldi, an endocrinologist by training who built Genzyme’s rapidly growing business in Latin America, including a strong Renal franchise, will become president of the Renal and Endocrinology businesses.

•                  Alison Lawton, who has demonstrated leadership across a broad range of functions at Genzyme, including building the company’s global regulatory organization, will become general manager of the Biosurgery business.

The operating team led by Dr. Meeker will oversee products in early-stage launch that are key near-term growth drivers for the company, including:

•                  Myozyme® (alglucosidase alfa), a first-in-class treatment for Pompe disease.  The therapy is approved in 40 countries globally, and a U.S. PDUFA date for Lumizyme™ (alglucosidase alfa) is set for June 17.

•                  Synvisc-One® (hylan G-F 20), which is gaining rapid acceptance by patients and physicians because of its convenience: it is the only single-injection viscosupplement for osteoarthritic knee pain approved in the United States.

•                  Mozobil® (plerixafor injection), which is used to prepare certain cancer patients for stem cell transplantation, and offers significant benefits for patients, providers, and payers.

This team will also oversee the development programs for three products that are expected to be launched by the end of 2013, and serve as significant growth drivers for the company:

•                  Alemtuzumab in multiple sclerosis, which has the potential to fundamentally change the standard-of-care for this disease.  Genzyme recently announced positive four-year follow-up data from the phase 2 study.  Two phase 3 studies are fully enrolled and data are expected next year.

•                  Mipomersen, a novel treatment for patients with uncontrolled LDL-cholesterol who are on maximally tolerated lipid lowering therapy.  The first two phase 3 studies met their primary endpoints, and additional phase 3 data are expected this year.

•                  Eliglustat tartrate, which has the potential to transform the treatment experience for Gaucher disease patients by providing a daily oral capsule option instead of bi-weekly infusions lasting several hours or more.  Enrollment is underway in two global, multi-center, phase 3 trials of the treatment.

Over the past year, Genzyme has made a number of changes to transform the company’s manufacturing operations and strengthen its board of directors.  In its manufacturing organization,

the company has implemented plans to reduce risk, increase capacity and bring in outside experts, including two experienced senior leaders for its manufacturing and quality operations.

At the board level, the company recently added two new directors who bring significant industry and financial expertise; launched a search for an additional board member with manufacturing expertise; strengthened the role of its lead independent director; and created new board committees to oversee capital allocation and risk management.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion.  In 2010, Genzyme was named to the Fortune 500.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement before making any voting or investment decision because the definitive proxy statement contains important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com  A copy of the company’s definitive proxy statement is available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.

This press release contains forward-looking statements regarding Genzyme’s financial outlook and business plans including, without limitation: its plans to optimize its capital structure by implementing a $2B stock buyback, the timing and funding thereof, including plans for a near-term debt financing; its plans to pursue strategic alternatives for its Genetic testing, Diagnostic products and Pharmaceuticals businesses and expectations that this plan will be accretive to earnings and improve cash return on invested capital; its plans to create shareholder value by focusing on its core businesses, capitalizing on near term revenue growth drivers, balancing revenue and earnings growth with cash flow return on investment (CFROI), disclosing CFROI on a business segment level, and improving its operating margins to perform in-line with peers; its plans to release additional information regarding the strategic alternatives when definitive agreements are reached or the process is otherwise complete; to complete the strategic transactions this year; its plans to launch alemtuzumab for MS, mipomersen and eliglustat tartrate by the end of 2013; its expectations regarding the timing of the availability of data from the alemtuzumab-MS and mipomersen trials; and its assessment of the potential for alemtuzumab-MS and eliglustat tartrate.  These statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among others: that Genzyme does not repurchase any or all of the $2B worth of Genzyme stock on the time frames indicated or at all; that Genzyme is unable to complete a debt financing in the time frame indicated or in an amount anticipated, or at all, due to an unfavorable credit rating, unfavorable financing terms, unfavorable credit markets generally or any other reason; that Genzyme is unable to generate cash from strategic transactions involving its Genetic testing, Diagnostic products or Pharmaceuticals business; that the cash it does generate is less than expected, or that the timing of one or more of the strategic transactions is later than expected; that any or all of Genzyme’s five point plan to create shareholder value cannot be executed on or is otherwise ineffective; that Genzyme is not able to successfully complete clinical development and obtain regulatory approvals of its product candidates within anticipated timeframes and for anticipated indications, including eliglustat tartrate, alemtuzumab-MS and mipomersen for any reason, including trial results that are not as favorable as expected and safety profiles that reduce the potential target population; our ability to conclude negotiation of a consent decree with the FDA and the terms of such consent decree; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Annual Report on Form 10-K for the year ended December 31, 2009. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise them.

Genzyme®, Myozyme®, Synvisc-One® and Mozobil® are registered trademarks and Lumizyme™ is a trademark of Genzyme Corporation or its subsidiaries.  All rights reserved.

Webcast Information

Genzyme will hold its annual Analyst and Investor Day today starting at 1 p.m. Eastern, which will be webcast live on the investor events section of www.genzyme.com

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